WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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09/30/97		Keystone Global Opportunities Fund		CLASS B
Item Number		Item Description		Totals
FUND LEVEL
6-03-		Investments - cost		318,867,501
6-04-4		Investments		401,751,101
6-04-6		Receivables- All		7,359,059
6-04-8		Other assets(includes cash, prepaids,org. costs)		34,063
--		Balancing amount to total assets		0
6-04-9		Total assets		409,144,223
6-04-		Accounts payable for securities		2,451,679
6-04-13		Senior long-term debt		0
--		Balancing amount to total liabilities		4,754,724
6-04-14		Total liabilities		7,206,403
6-04-16		Senior equity securities		0
CLASS LEVEL
6-04-16		Paid-in-capital - common shareholders		188,066,516
6-04-16		Number of shares or units - current period		9,942,489
6-04-16		Number of shares or units - prior period		12,947,708
6-04-17(a)		Accumulated undistributed net investment income
		 (current year)(positive)		0
--		Overdistribution of net investment income(negative)		(2,434,919)
6-04-17(b)		Accumulated undistributed net realized gains (losses)(positive)		10,032,944
--		Overdistribution of realized gains(negative)		0
6-04-17(c)		Accumulated net unrealized appreciation (depreciation)		43,271,589
6-04-19		Net assets		238,936,130
6-07-1(a)		Dividend income(includes tax withholding)		2,399,150
6-07-1(b)		Interest income		535,892
6-07-1(c)		Other income		0
6-07-2		Expenses - net		(7,226,120)
6-07-6		Net investment income (loss)		(4,291,078)
6-07-7(a)		Realized gains (losses) on investments		14,292,868
6-07-7(b)		Net increase (decrease) in appreciation (depreciation)		(991,437)
6-07-9		Net increase (decrease) in net asset resulting from
		 operations		9,010,353
6-09-2		Net equalization charges and credits		0
6-09-3(a)		Distributions from net investment income(includes in excess)		0
6-09-3(b)		Distributions from realized gains(includes in excess)		(19,127,005)
6-09-3(c)		Distributions from other sources(return of capital)		0
6-09-4(b)		Number of shares sold		1,025,563
6-09-4(b)		Number of shares redeemed		(8,009,248)
6-09-4(b)		Number of shares issued - reinvestment		798,355
		Proceeds for shares sold		23,070,741
		Payments for shares redeemed		(177,499,072)
		Shares issued in reinvestment of distributions		17,651,626
6-09-5		Total increase (decrease)		(146,893,357)
6-09-7		Accumulated undistributed net investment income (prior
		 year)(positive)		0
6-04-17(b)		Accumulated undistributed net realized gains (prior year)(positive)		0
--		Overdistribution of net investment income (prior year)(negative)		0
--		Overdistribution of net realized gains (prior year)(negative)		0

		Form N-SAR
Item Number		Item Description		Totals

72F		Gross advisory fees  (Shown as a negative #)		(2,753,788)
72P		Interest Expense (Shown as a negative #)		0
72X		Total expenses(gross)(Shown as a negative #)includes reimbursement		(7,270,815)
75		Average net assets		295,851,780

		Form N-1A
Item Number		Item Description		Totals

3(a)		Net asset value per share - beginning of period		23.92
3(a)		Net investment income (loss) per share		(0.32)
3(a)		Net realized and unrealized gain (loss) per share		1.68
3(a)		Dividends per share from net investment income		0.00
3(a)		Distributions per share from realized gains		(1.25)
3(a)		Per share returns of capital and distributions from
		 other sources		0.00
3(a)		Net asset value per share - end of period		24.03
3(a)		Ratio of expenses to average net assets		2.46
3(b)		Average debt outstanding during period		0
3(b)		Average debt outstanding per share		0

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